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                                                                  Exhibit 10(a)

                       [Superconductive Components, Inc.]


Feb. 22, 2002

Dan Rooney
43 Monterey St.
Ponte Vedra Beach
Florida 32082

Dear Dan:

         I am pleased to offer you a position with Superconductive Components, Inc. as President and CEO, starting March 1st.

         In this position, which is full time, you will report to the Board of Directors and have full responsibility for the performance of the company. All personnel in the company will report to you. For your information Ed Ungar has been retained by the company to develop the strategy and organization for the company and the critical part of the business plan. This commitment ends on April 15, 2002.

         I expect to spend part time in mentoring you on issues primarily involving public companies and some personnel history, etc. I will remain as Chairman of the Board and available to you as you need me.

         Your compensation will be a base salary of $132,000 per year, payable every two weeks ($5,076.92 per pay). Additionally, you will be voted 100,000 option shares at the price of the stock as determined by our legal council on the day the shares are voted by the Board. Your options will vest: 10,000 options the day you start to work, 30,000 shares at your 1st anniversary, 20,000 shares on the 2nd, and 15,000 on the 3rd anniversary, 15,000 on the 4th anniversary, and 10,000 on the 5th anniversary.

         You will be included in a profit sharing bonus program to be worked out by the compensation committee and approved by the Board. Your bonus will be tied to accomplishment through a specific formulation, again to be worked out with the compensation committee and approved by the Board.

         We will consider relocation expenses capped at $7,500 and upon submission of appropriate vouchers and invoices. If any part of the $7,500 is taxable to you as determined by our tax auditors, we will compensate you for your added tax liability as determined by our tax auditors.

         Our health care program pays for the individual, but the individual pays for his family by payroll deduction. Jerry Blaskie has the details. We have petitioned our health care provider to waive the 90 day waiting period so that you can join the health care program immediately. We do not have a dental program. We do not have a retirement program or a 401 K at this time.
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         All compensation is reviewed by the Compensation Committee of the Board at the November Board meeting.

         This employment is "at will", which means that it can be terminated by the Board of Directors at any time. In the unlikely event of termination for reasons other than fraud or serious misconduct, the severance obligation to you is: Months 1 through 6 at full base salary, months 7 through 12 at half of the base salary.

         The company carries Director and Officer insurance in the total amount of $1 million dollars, with some deductibles and other caveats. Again, Jerry Blaskie has the details.

         The company reimburses normal travel and other business related expenses upon submission of vouchers.

         As to vacation: we do not count days at the CEO level, but, since you asked, we will agree to 4 weeks per year. The point is you have the full responsibility for the performance of the company, whether you are here or away.

         You will be asked to sign a 12 month non-compete, which will be narrowly constructed and non-disclosure of standard form in conjunction with the stock option program (everyone has signed this). These two documents also include the assignment of patents developed while in our employ.

         Our Employees Manual, which you have a copy of, spells out other aspects of employment.

         In the event that you have any restrictions or obligations from prior employment or your consulting that would prevent you from performing the duties generally accepted as CEO, please let us know.

         We are delighted that you are joining us.

         Please indicate your agreement by signing below.

         Sincerely,

         /s/  Edward R. Funk

         Edward R. Funk


Agreed:  /s/ Dan Rooney
         ---------------------------
         Dan Rooney

Approved:  /s/ Ed Ungar
           -------------------------
           Ed Ungar - member of the Board